OMB APPROVAL

                                    OMB Number:                    3235-0104
                                    Expires:               December 31, 2001

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 3                      Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person*
     BREA L.L.C.
      (Last)                 (First)              (Middle)
     345 Park Avenue
      (Street)
      New York,              New York                10154
      (City)                 (State)                 (Zip)


2.  Date of Event Requiring Statement
    (Month/Day/Year)
        05/03/99


3.  IRS or Social Security Number of Reporting Person
    (Voluntary)



4.  Issuer Name and Ticker or Trading Symbol
     Host Marriott Corporation (HMT)


5.  Relationship of Reporting Person to Issuer
    (Check all applicable)
      X   Director                        X   10% Owner
    -----                               -----
          Officer (give title above)      X   Other (specify below)
    -----                               -----

          Member of Schedule 13D Group


6.  If Amendment, Date of Original
    (Month/Day/Year)


7.  Individual or Joint/Group Filing (Check Applicable Line)
          Form filed by One Reporting Person
    -----
      X   Form filed by More than One Reporting Person
    -----

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FORM 3 (continued)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
          * If the form is filed by more than one reporting person, see Instruction 5(b)(v).
          (Print or Type Responses)

           Table I -- Non-Derivative Securities Beneficially Owned

1.  Title of Security (Instr. 4)

    N/A

2.  Amount of Securities Beneficially Owned (Instr. 4)



3.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 5)



4.  Nature of Indirect Beneficial Ownership (Instr. 5)

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

FORM 3 (continued)

   Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.  Title of Derivative Security (Instr. 4)

    Common Stock


2.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable                     Expiration Date

    07/01/99(1)                                n/a


3.  Title and Amount of Securities Underlying Derivative
    Security (Instr. 4)
    Title                         Amount or Number of Shares

    Class A Partnership Units     11,219,329(1)


4.  Conversion or Exercise Price of Derivative Security

    (1)


5.  Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I) (Instr. 5)

    I


6.  Nature of Indirect Beneficial Ownership (Instr. 5)

    (2)

1.  Title of Derivative Security (Instr. 4)

    Common Stock


2.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable                     Expiration Date

    07/01/99(1)                                n/a


3.  Title and Amount of Securities Underlying Derivative
    Security (Instr. 4)
    Title                         Amount or Number of Shares

    Class A Partnership Units     5,088,278(1)


4.  Conversion or Exercise Price of Derivative Security

    (1)


5.  Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I) (Instr. 5)

    D&I(3)


6.  Nature of Indirect Beneficial Ownership (Instr. 5)

    (31)(32)

1.  Title of Derivative Security (Instr. 4)

    Common Stock


2.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable                     Expiration Date

    07/01/99(1)                                n/a


3.  Title and Amount of Securities Underlying Derivative
    Security (Instr. 4)
    Title                         Amount or Number of Shares

    Class A Partnership Units     1,017,174(1)


4.  Conversion or Exercise Price of Derivative Security

    (1)


5.  Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I) (Instr. 5)

    D&I(4)


6.  Nature of Indirect Beneficial Ownership (Instr. 5)

    (31)(32)

1.  Title of Derivative Security (Instr. 4)

    Common Stock


2.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable                     Expiration Date

    07/01/99(1)                                n/a


3.  Title and Amount of Securities Underlying Derivative
    Security (Instr. 4)
    Title                         Amount or Number of Shares

    Class A Partnership Units     3,503,039(1)


4.  Conversion or Exercise Price of Derivative Security

    (1)
5.  Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I) (Instr. 5)

    D&I(5)


6.  Nature of Indirect Beneficial Ownership (Instr. 5)

    (31)(32)

1.  Title of Derivative Security (Instr. 4)

    Common Stock


2.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable                     Expiration Date

    07/01/99(1)                                n/a


3.  Title and Amount of Securities Underlying Derivative
    Security (Instr. 4)
    Title                         Amount or Number of Shares

    Class A Partnership Units     818,629(1)


4.  Conversion or Exercise Price of Derivative Security

    (1)


5.  Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I) (Instr. 5)

    D&I(6)


6.  Nature of Indirect Beneficial Ownership (Instr. 5)

    (31)(32)

1.  Title of Derivative Security (Instr. 4)

    Common Stock


2.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable                     Expiration Date

    07/01/99(1)                                n/a


3.  Title and Amount of Securities Underlying Derivative
    Security (Instr. 4)
    Title                         Amount or Number of Shares

    Class A Partnership Units     1,185,887(1)


4.  Conversion or Exercise Price of Derivative Security

    (1)


5.  Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I) (Instr. 5)

    D&I(7)


6.  Nature of Indirect Beneficial Ownership (Instr. 5)

    (31)(32)

1.  Title of Derivative Security (Instr. 4)

    Common Stock


2.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable                     Expiration Date

    07/01/99(1)                                n/a


3.  Title and Amount of Securities Underlying Derivative
    Security (Instr. 4)
    Title                         Amount or Number of Shares

    Class A Partnership Units     781,368(1)


4.  Conversion or Exercise Price of Derivative Security

    (1)


5.  Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I) (Instr. 5)

    D&I(8)


6.  Nature of Indirect Beneficial Ownership (Instr. 5)

    (31)(32)

1.  Title of Derivative Security (Instr. 4)

    Common Stock


2.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable                     Expiration Date

    07/01/99(1)                                n/a


3.  Title and Amount of Securities Underlying Derivative
    Security (Instr. 4)
    Title                         Amount or Number of Shares

    Class A Partnership Units     819,227(1)


4.  Conversion or Exercise Price of Derivative Security

    (1)


5.  Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I) (Instr. 5)

    D&I(9)


6.  Nature of Indirect Beneficial Ownership (Instr. 5)

    (31)(32)

1.  Title of Derivative Security (Instr. 4)

    Common Stock


2.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable                     Expiration Date

    07/01/99(1)                                n/a


3.  Title and Amount of Securities Underlying Derivative
    Security (Instr. 4)
    Title                         Amount or Number of Shares

    Class A Partnership Units     3,126,192(1)


4.  Conversion or Exercise Price of Derivative Security

    (1)


5.  Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I) (Instr. 5)

    D&I(10)


6.  Nature of Indirect Beneficial Ownership (Instr. 5)

    (31)(32)

1.  Title of Derivative Security (Instr. 4)

    Common Stock


2.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable                     Expiration Date

    07/01/99(1)                                n/a


3.  Title and Amount of Securities Underlying Derivative
    Security (Instr. 4)
    Title                         Amount or Number of Shares

    Class A Partnership Units     13,783,976(1)


4.  Conversion or Exercise Price of Derivative Security

    (1)


5.  Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I) (Instr. 5)

    D&I(11)


6.  Nature of Indirect Beneficial Ownership (Instr. 5)

    (32)

1.  Title of Derivative Security (Instr. 4)

    Common Stock


2.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable                     Expiration Date

    07/01/99(1)                                n/a


3.  Title and Amount of Securities Underlying Derivative
    Security (Instr. 4)
    Title                         Amount or Number of Shares

    Class A Partnership Units     4,206,451(1)


4.  Conversion or Exercise Price of Derivative Security

    (1)


5.  Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I) (Instr. 5)

    D&I(12)

6.  Nature of Indirect Beneficial Ownership (Instr. 5)

    (32)

1.  Title of Derivative Security (Instr. 4)

    Common Stock


2.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable                     Expiration Date

    07/01/99(1)                                n/a


3.  Title and Amount of Securities Underlying Derivative
    Security (Instr. 4)
    Title                         Amount or Number of Shares

    Class A Partnership Units     11,673,324(1)


4.  Conversion or Exercise Price of Derivative Security

    (1)


5.  Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I) (Instr. 5)

    D&I(13)


6.  Nature of Indirect Beneficial Ownership (Instr. 5)

    (32)

1.  Title of Derivative Security (Instr. 4)

    Common Stock


2.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable                     Expiration Date

    07/01/99(1)                                n/a


3.  Title and Amount of Securities Underlying Derivative
    Security (Instr. 4)
    Title                         Amount or Number of Shares

    Class A Partnership Units     952,918(1)


4.  Conversion or Exercise Price of Derivative Security

    (1)


5.  Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I) (Instr. 5)

    D&I(14)


6.  Nature of Indirect Beneficial Ownership (Instr. 5)

    (32)

1.  Title of Derivative Security (Instr. 4)

    Common Stock


2.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable                     Expiration Date

    07/01/99(1)                                n/a


3.  Title and Amount of Securities Underlying Derivative
    Security (Instr. 4)
    Title                         Amount or Number of Shares

    Class A Partnership Units     2,771,954(1)


4.  Conversion or Exercise Price of Derivative Security

    (1)


5.  Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I) (Instr. 5)

    D&I(15)


6.  Nature of Indirect Beneficial Ownership (Instr. 5)

    (32)

1.  Title of Derivative Security (Instr. 4)

    Common Stock


2.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable                     Expiration Date

    07/01/99(1)                                n/a


3.  Title and Amount of Securities Underlying Derivative
    Security (Instr. 4)
    Title                         Amount or Number of Shares

    Class A Partnership Units     937,025(1)


4.  Conversion or Exercise Price of Derivative Security

    (1)


5.  Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I) (Instr. 5)

    D&I(16)


6.  Nature of Indirect Beneficial Ownership (Instr. 5)

    (32)

1.  Title of Derivative Security (Instr. 4)

    Common Stock


2.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable                     Expiration Date

    07/01/99(1)                                n/a


3.  Title and Amount of Securities Underlying Derivative
    Security (Instr. 4)
    Title                         Amount or Number of Shares

    Class A Partnership Units     1,454,024(1)


4.  Conversion or Exercise Price of Derivative Security

    (1)


5.  Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I) (Instr. 5)

    D&I(17)


6.  Nature of Indirect Beneficial Ownership (Instr. 5)

    (32)

1.  Title of Derivative Security (Instr. 4)

    Common Stock


2.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable                     Expiration Date

    07/01/99(1)                                n/a


3.  Title and Amount of Securities Underlying Derivative
    Security (Instr. 4)
    Title                         Amount or Number of Shares

    Class A Partnership Units     31,957(1)


4.  Conversion or Exercise Price of Derivative Security

    (1)


5.  Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I) (Instr. 5)

    D(18)


6.  Nature of Indirect Beneficial Ownership (Instr. 5)

1.  Title of Derivative Security (Instr. 4)

    Common Stock


2.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable                     Expiration Date

    07/01/99(1)                                n/a


3.  Title and Amount of Securities Underlying Derivative
    Security (Instr. 4)
    Title                         Amount or Number of Shares

    Class A Partnership Units     14(1)


4.  Conversion or Exercise Price of Derivative Security

    (1)


5.  Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I) (Instr. 5)

    D(19)


6.  Nature of Indirect Beneficial Ownership (Instr. 5)

1.  Title of Derivative Security (Instr. 4)

    Common Stock


2.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable                     Expiration Date

    07/01/99(1)                                n/a


3.  Title and Amount of Securities Underlying Derivative
    Security (Instr. 4)
    Title                         Amount or Number of Shares

    Class A Partnership Units     495,548(1)


4.  Conversion or Exercise Price of Derivative Security

    (1)


5.  Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I) (Instr. 5)

    D&I(20)


6.  Nature of Indirect Beneficial Ownership (Instr. 5)

    (32)

1.  Title of Derivative Security (Instr. 4)

    Common Stock


2.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable                     Expiration Date

    07/01/99(1)                                n/a


3.  Title and Amount of Securities Underlying Derivative
    Security (Instr. 4)
    Title                         Amount or Number of Shares

    Class A Partnership Units     468,470(1)


4.  Conversion or Exercise Price of Derivative Security

    (1)


5.  Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I) (Instr. 5)

    D (21)


6.  Nature of Indirect Beneficial Ownership (Instr. 5)

1.  Title of Derivative Security (Instr. 4)

    Common Stock


2.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable                     Expiration Date

    07/01/99(1)                                n/a


3.  Title and Amount of Securities Underlying Derivative
    Security (Instr. 4)
    Title                         Amount or Number of Shares

    Class A Partnership Units     263,025(1)


4.  Conversion or Exercise Price of Derivative Security

    (1)


5.  Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I) (Instr. 5)

    D (22)


6.  Nature of Indirect Beneficial Ownership (Instr. 5)

1.  Title of Derivative Security (Instr. 4)

    Common Stock


2.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable                     Expiration Date

    07/01/99(1)                                n/a


3.  Title and Amount of Securities Underlying Derivative
    Security (Instr. 4)
    Title                         Amount or Number of Shares

    Class A Partnership Units     8,824,632(1)


4.  Conversion or Exercise Price of Derivative Security

    (1)


5.  Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I) (Instr. 5)

    I


6.  Nature of Indirect Beneficial Ownership (Instr. 5)

    (23)

1.  Title of Derivative Security (Instr. 4)

    Common Stock


2.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable                     Expiration Date

    07/01/99(1)                                n/a


3.  Title and Amount of Securities Underlying Derivative
    Security (Instr. 4)
    Title                         Amount or Number of Shares

    Class A Partnership Units     29,230,871(1)


4.  Conversion or Exercise Price of Derivative Security

    (1)


5.  Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I) (Instr. 5)

    I


6.  Nature of Indirect Beneficial Ownership (Instr. 5)

    (24)

1.  Title of Derivative Security (Instr. 4)

    Common Stock


2.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable                     Expiration Date

    07/01/99(1)                                n/a


3.  Title and Amount of Securities Underlying Derivative
    Security (Instr. 4)
    Title                         Amount or Number of Shares

    Class A Partnership Units     37,587,033


4.  Conversion or Exercise Price of Derivative Security

    (1)


5.  Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I) (Instr. 5)

    I


6.  Nature of Indirect Beneficial Ownership (Instr. 5)

    (25)

1.  Title of Derivative Security (Instr. 4)

    Common Stock


2.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable                     Expiration Date

    07/01/99(1)                                n/a


3.  Title and Amount of Securities Underlying Derivative
    Security (Instr. 4)
    Title                         Amount or Number of Shares

    Class A Partnership Units     32,968,852(1)


4.  Conversion or Exercise Price of Derivative Security

    (1)


5.  Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I) (Instr. 5)

    I


6.  Nature of Indirect Beneficial Ownership (Instr. 5)

    (26)

1.  Title of Derivative Security (Instr. 4)

    Common Stock


2.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable                     Expiration Date

    07/01/99(1)                                n/a


3.  Title and Amount of Securities Underlying Derivative
    Security (Instr. 4)
    Title                         Amount or Number of Shares

    Class A Partnership Units     32,968,852(1)


4.  Conversion or Exercise Price of Derivative Security

    (1)


5.  Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I) (Instr. 5)

    I


6.  Nature of Indirect Beneficial Ownership (Instr. 5)

    (27)

1.  Title of Derivative Security (Instr. 4)

    Common Stock


2.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable                     Expiration Date

    07/01/99(1)                                n/a


3.  Title and Amount of Securities Underlying Derivative
    Security (Instr. 4)
    Title                         Amount or Number of Shares

    Class A Partnership Units     43,751,682(1)


4.  Conversion or Exercise Price of Derivative Security

    (1)


5.  Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I) (Instr. 5)

    I


6.  Nature of Indirect Beneficial Ownership (Instr. 5)

    (28)

1.  Title of Derivative Security (Instr. 4)

    Common Stock


2.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable                     Expiration Date

    07/01/99(1)                                n/a


3.  Title and Amount of Securities Underlying Derivative
    Security (Instr. 4)
    Title                         Amount or Number of Shares

    Class A Partnership Units     43,751,682(1)


4.  Conversion or Exercise Price of Derivative Security

    (1)


5.  Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I) (Instr. 5)

    I


6.  Nature of Indirect Beneficial Ownership (Instr. 5)

    (29)

1.  Title of Derivative Security (Instr. 4)

    Common Stock


2.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable                     Expiration Date

    07/01/99(1)                                n/a


3.  Title and Amount of Securities Underlying Derivative
    Security (Instr. 4)
    Title                         Amount or Number of Shares

    Class A Partnership Units     495,548(1)


4.  Conversion or Exercise Price of Derivative Security

    (1)


5.  Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I) (Instr. 5)

    I


6.  Nature of Indirect Beneficial Ownership (Instr. 5)

    (30)

Explanation of Responses:

(1) The Reporting Persons herein have a contingent right to receive Common Stock of the Issuer upon the exercise of a Reporting Person's right to redeem certain Class A Partnership Units (the "OP Units") of Host Marriott, L.P. (the "Operating Partnership"). Upon the exercise of such redemption right with respect to the OP Units, the Reporting Persons will receive Common Stock only if the Issuer, which is the general partner of the Operating Partnership, elects to assume the Operating Partnership's obligation to pay cash for the redeemed OP Units by issuing its Common Stock (presently, on a one-for-one basis) in lieu thereof to the redeeming Reporting Person.

       Up to 50% of such OP Units are redeemable (and at the Issuer's election, exchangeable for Common Stock on a one-for-one basis) beginning on July 1, 1999, (ii) an additional 25% of such OP Units may be redeemed (and at the Issuer's election, exchangeable for Common Stock on a one-for-one basis) beginning on October 1, 1999 and (iii) the remaining 25% of such OP Units may be redeemed (and at the Issuer's election, exchangeable for Common Stock on a one-for-one basis) beginning on January 1, 2000. Notwithstanding the foregoing, Item 3 discloses the aggregate number of Common Stock (i.e., without giving effect to foregoing timetable) that the Reporting Persons may be deemed beneficially own.

(2) BREA L.L.C. ("BREA LLC") is the general partner of Blackstone Real Estate Associates L.P. ("BREA") and Blackstone Real Estate
       Holdings L.P. ("BREH"), and because of such position, the total beneficial holding of BREA LLC includes the beneficial holding of each such entity.

(3) Blackstone Real Estate Partners I L.P. ("BRE I") directly owns 4,356,783 OP Units contingently redeemable into 4,356,783 shares of Common Stock, and the remaining 731,495 securities are directly owned by BRE/Cambridge L.L.C. ("Cambridge") and BRE/Ceriale L.L.C. ("Ceriale").

(4) Blackstone Real Estate Partners Two L.P. ("BRE Two") directly owns 285,679 OP Units contingently redeemable into 285,679 shares of Common Stock, and the remaining 731,495 securities are directly owned by Cambridge and Ceriale.

(5) Blackstone Real Estate Partners Three L.P. ("BRE Three") directly owns 2,771,544 OP Units contingently redeemable into 2,771,544 shares of Common Stock, and the remaining 731,495 Common Stock are directly owned by Cambridge and Ceriale.

(6) Blackstone Real Estate Partners IV L.P. ("BRE IV") directly owns 87,134 OP Units contingently redeemable into 87,134 shares of Common Stock, and the remaining 731,495 securities are directly owned by Cambridge and Ceriale.

(7) Blackstone RE Capital Partners L.P. ("BRECP") directly owns 454,392 OP Units contingently redeemable into 454,392 shares of Common Stock, and the remaining 731,495 securities are directly owned by Cambridge and Ceriale.

(8) Blackstone RE Capital Partners II L.P. ("BRECP II") directly owns 49,873 OP Units contingently redeemable into 49,873 shares of Common Stock, and the remaining 731,495 securities are directly owned by Cambridge and Ceriale.

(9) Blackstone RE Offshore Capital Partners L.P. ("BOC") directly owns 87,732 OP Units contingently redeemable into 87,732 shares of Common Stock, and the remaining 731,495 securities are directly owned by Cambridge and Ceriale.

(10) BREH directly owns 2,394,697 OP Units contingently redeemable into 2,394,697 shares of Common Stock, and the remaining 731,495 securities are directly owned by Cambridge and Ceriale.

(11) Blackstone Real Estate Partners II L.P. ("BRE II") directly owns 13,315,506 OP Units contingently redeemable into 13,315,506 shares of, and the remaining 468,470 securities are directly owned by Ceriale.

(12) Blackstone Real Estate Holdings II L.P. ("BREH II") directly owns 3,737,981 OP Units contingently redeemable into 3,737,981 shares of Common Stock, and the remaining 468,470 securities are directly owned by Ceriale.

(13) Blackstone Real Estate Partners II.TE.1 L.P. ("BRE II TE 1") directly owns 11,204,854 OP Units contingently redeemable into 11,204,854 shares of Common Stock, and the remaining 468,470 securities are directly owned by Ceriale.

(14) Blackstone Real Estate Partners II.TE.2 L.P. ("BRE II TE 2") directly owns 484,448 OP Units contingently redeemable into 484,448 shares of Common Stock, and the remaining 468,470 securities are directly owned by Ceriale.

(15) Blackstone Real Estate Partners II.TE.3 L.P. ("BRE II TE 3") directly owns 2,303,484 OP Units contingently redeemable into 2,303,484 shares of Common Stock, and the remaining 468,470 securities are directly owned by Ceriale.

(16) Blackstone Real Estate Partners II.TE.4 L.P. ("BRE II TE 4") directly owns 468,555 OP Units contingently redeemable into 468,555 shares of Common Stock, and the remaining 468,470 securities are directly owned by Ceriale.

(17) Blackstone Real Estate Partners II.TE.5 L.P. ("BRE II TE 5") directly owns 985,554 OP Units contingently redeemable into 985,554 shares of Common Stock, and the remaining 468,470 securities are directly owned by Ceriale.

(18) BRE Logan Hotel Inc. ("Logan") directly owns 31,957 OP Units contingently redeemable into 31,957 shares of Common Stock.

(19) RTZ Management Corp. ("RTZ") directly owns 14 OP Units contingently redeemable into 14 shares of Common Stock.

(20) CR/RE L.L.C. ("CRRE") directly owns 27,078 OP Units contingently redeemable into 27,078 shares of Common Stock, and the remaining 468,470 securities are directly owned by Ceriale.

(21) Ceriale directly owns 468,470 OP Units contingently redeemable into 468,470 shares of Common Stock.

(22) Cambridge directly owns 263,025 OP Units contingently redeemable into 263,025 shares of Common Stock.

(23) BREA is the general partner of BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II and BOC, and because of such position, the total beneficial holding of BREA includes the number of securities beneficially owned by each such entity.

(24) Blackstone Real Estate Associates II L.P. ("BREA II") is the general partner of BRE II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4 and BRE II TE 5, and because of such position, the total beneficial holding of BREA II includes the number of securities beneficially owned by each such entity.

(25) John G. Schreiber ("Schreiber") is a limited partner in BREA and BREA II, and any disposition of an investment (directly or indirectly) by entities to which BREA and BREA II serves as general partner requires the approval of Schreiber. Therefore, the total beneficial holding of Schreiber includes the number of securities beneficially owned by each such entity. Schreiber is also a director of the Issuer.

(26) Blackstone Real Estate Management Associates II L.P. ("BREMA II") is the general partner of BREA II and BREH II, and because of such position, the total beneficial holding of BREMA II includes the beneficial holding of BREA II and BREH II.

(27) BREA II L.L.C. ("BREA II LLC") is the general partner of BREMA II, and because of such position, the total beneficial holding of BREA II LLC includes the beneficial holding of BREMA II.

(28) Peter G. Peterson ("Peterson"), who is a founding member of BREA LLC and BREA II LLC, is able, together with Stephen A. Schwarzman ("Schwarzman"), to control BREA LLC, BREA II LLC, RTZ and Logan, and because of such position and control, the total beneficial holding of Peterson includes the beneficial holding of BREA LLC, BREA II LLC, RTZ and Logan.

(29) Schwarzman, who is a founding member of BREA LLC and BREA II LLC, is able, together with Peterson, to control BREA LLC, BREA II LLC, RTZ and Logan.

(30) John Ceriale ("John Ceriale") is a member with sole beneficial ownership of CRRE, and because of such position, the total beneficial holding of John Ceriale includes the beneficial holding of CRRE.

(31) Such entity is a member of Cambridge, and because of such membership, the total beneficial holding of such entity includes the number of securities beneficially owned by Cambridge.

(32) Such entity is a member of Ceriale, and because of such membership, the total beneficial holding of such entity includes the number of securities beneficially owned by Ceriale.

Information with respect to each of the Reporting Persons is given solely by such Reporting Person, and no Reporting Person has responsibility for the accuracy or completeness of information supplied by another Reporting Person. Any disclosures made hereunder with respect to persons other than the Reporting Persons are made on information and belief after making appropriate inquiry.

Pursuant to Rule 16a-1(a)(4) promulgated under the Securities Exchange Act of 1934, as amended, each of the Reporting Persons herein states that this filing shall not be deemed an admission that he or it is the beneficial owner of any of the securities covered by this Statement.

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

       BREA L.L.C.

       By: /s/ Gary M. Sumers                      May 13, 1999
           -------------------------------       ---------------
           Name:  Gary M Sumers                       Date
           Title: Attorney-in-fact
           **Signature of Reporting Person

                                                             ATTACHMENT A
                                                             ------------

                         Joint Filer Information

Names: Blackstone Real Estate Partners II L.P. ("BRE II"), Blackstone Real Estate Holdings II L.P. ("BREH II"), Blackstone Real Estate Partners II.TE.1 L.P. ("BRE II TE 1") Blackstone Real Estate Partners II.TE.2 L.P. ("BRE II TE 2"), Blackstone Real Estate Partners II.TE.3 L.P. ("BRE II TE 3"), Blackstone Real Estate Partners II.TE.4 L.P. ("BRE II TE 4"), Blackstone Real Estate Partners II.TE.5 L.P. ("BRE II TE 5"), Blackstone Real Estate Partners I L.P. ("BRE I"), Blackstone Real Estate Partners Two L.P. ("BRE Two"), Blackstone Real Estate Partners Three L.P. ("BRE Three"), Blackstone Real Estate Partners IV L.P. ("BRE IV"), Blackstone RE Capital Partners L.P. ("BRECP"), Blackstone RE Capital Partners II L.P. ("BRECP II"), Blackstone RE Offshore Capital Partners L.P. ("BOC"), Blackstone Real Estate Holdings L.P. ("BREH"), CR/RE L.L.C. ("CRRE"), BRE Logan Hotel Inc. ("Logan"); BRE/Cambridge L.L.C. ("Cambridge"), BRE/Ceriale L.L.C. ("Ceriale"), RTZ Management Corp. ("RTZ"), Blackstone Real Estate Associates L.P. ("BREA"), Blackstone Real Estate Associates II L.P. ("BREA II"), Blackstone Real Estate Management Associates II L.P. ("BREMA II"), BREA II L.L.C. ("BREA II LLC"), Peter G. Peterson ("Peterson"), Stephen A. Schwarzman ("Schwarzman"), John G. Schreiber ("Schreiber") and John Ceriale ("John Ceriale").

Addresses:    The principal business office address of each of the
              reporting persons above, except for Schreiber, is 345
              Park Avenue, 31st Floor, New York, New York 10154. The principal business office address of Schreiber is Schreiber Investments, 1115 East Illinois Road, Lake
              Forest, Illinois 60045.

Designated    BREA L.L.C. ("BREA LLC")
Filer:

Issuer &      Host Marriott Corporation (HMT)
Ticker
Symbol:

Date of       May 3, 1999
Event:

Signatures:   BLACKSTONE REAL ESTATE PARTNERS I L.P.

              BLACKSTONE REAL ESTATE PARTNERS TWO L.P.

              BLACKSTONE REAL ESTATE PARTNERS THREE L.P.

              BLACKSTONE REAL ESTATE PARTNERS IV L.P.

              BLACKSTONE RE CAPITAL PARTNERS L.P.

              BLACKSTONE RE CAPITAL PARTNERS II L.P.

              BLACKSTONE RE OFFSHORE CAPITAL PARTNERS L.P.

              BLACKSTONE REAL ESTATE PARTNERS II L.P.

              BLACKSTONE REAL ESTATE PARTNERS II.TE.1 L.P.

              BLACKSTONE REAL ESTATE PARTNERS II.TE.2 L.P.

              BLACKSTONE REAL ESTATE PARTNERS II.TE.3 L.P.

              BLACKSTONE REAL ESTATE PARTNERS II.TE.4 L.P.

              BLACKSTONE REAL ESTATE PARTNERS II.TE.5 L.P.

              BLACKSTONE REAL ESTATE HOLDINGS II L.P.

              BLACKSTONE REAL ESTATE ASSOCIATES II L.P.

              BLACKSTONE REAL ESTATE HOLDINGS L.P.

              BLACKSTONE REAL ESTATE ASSOCIATES L.P.

              BLACKSTONE REAL ESTATE MANAGEMENT ASSOCIATES II L.P.

              CR/RE L.L.C.

              BRE LOGAN HOTEL INC.

              BRE/CAMBRIDGE L.L.C.

              RTZ MANAGEMENT CORP.

              BRE/CERIALE L.L.C.

              BREA L.L.C.

              BREA II L.L.C.

              PETER G. PETERSON

              STEPHEN A. SCHWARZMAN

              JOHN G. SCHREIBER

              JOHN CERIALE


              By:         /s/ Gary M. Sumers
                       ---------------------
                       Name: Gary M. Sumers
                       Title:  Attorney-in-fact

                                                             ATTACHMENT B
                                                             ------------


                            POWER OF ATTORNEY

         Know all by these presents, that each signatory below hereby constitutes and appoints each of Peter G. Peterson, Stephen A. Schwarzman, Gary M. Sumers and Thomas J. Saylak as the true and lawful agent and attorney-in-fact of such signatory, with full power of substitution and resubstitution, to prepare, execute and file, on such signatory's behalf and also in such capacity as may be indicated below, any Form 3, Form 4 or Form 5, any amendment thereto and any other document which any such attorney-in-fact may consider advisable in connection with the reporting, under the Securities Exchange Act of 1934, as amended, of the beneficial holding of Common Stock of Host Marriott Corporation by such signatory and such entities for which such signatory is an authorized person, and such signatory hereby ratifies any such action taken or to be taken by such attorney-in-fact. The duration of this Authorization and Power of Attorney shall be from the date indicated below until the earlier to occur of either (i) when none of the signatories below have any beneficial holding of any Common Stock of the Company or (ii) with reference to each signatory below, when any such signatory revokes this Authorization and Power of Attorney in a signed writing delivered to the foregoing attorneys-in-fact.

Date:  May 13, 1999

             BLACKSTONE REAL ESTATE PARTNERS I L.P.

             BLACKSTONE REAL ESTATE PARTNERS TWO L.P.

             BLACKSTONE REAL ESTATE PARTNERS THREE L.P.

             BLACKSTONE REAL ESTATE PARTNERS IV L.P.

             BLACKSTONE RE CAPITAL PARTNERS L.P.

             BLACKSTONE RE CAPITAL PARTNERS II L.P.

             BLACKSTONE RE OFFSHORE CAPITAL PARTNERS L.P.

             By: Blackstone Real Estate Associates L.P., General Partner

                 By: BREA L.L.C., General Partner

                     By: /s/ Stephen A. Schwarzman
                         -------------------------
                         Name:  Stephen A. Schwarzman
                         Title: Member

             BLACKSTONE REAL ESTATE PARTNERS II L.P.

             BLACKSTONE REAL ESTATE PARTNERS II.TE.1 L.P.

             BLACKSTONE REAL ESTATE PARTNERS II.TE.2 L.P.

             BLACKSTONE REAL ESTATE PARTNERS II.TE.3 L.P.

             BLACKSTONE REAL ESTATE PARTNERS II.TE.4 L.P.

             BLACKSTONE REAL ESTATE PARTNERS II.TE.5 L.P.

             By: Blackstone Real Estate Associates II L.P., General Partner

                 By: Blackstone Real Estate Management Associates II L.P.,
                     General Partner

                     By:  BREA II L.L.C., General Partner

                          By: /s/ Stephen A. Schwarzman
                              -------------------------
                              Name: Stephen A. Schwarzman
                              Title:  Member

             BLACKSTONE REAL ESTATE HOLDINGS II L.P.

             By: Blackstone Real Estate Management Associates II L.P., General Partner

                  By:  BREA II L.L.C., General Partner

                       By: /s/ Stephen A. Schwarzman
                           -------------------------
                           Name:   Stephen A. Schwarzman
                           Title:  Member

             BLACKSTONE REAL ESTATE HOLDINGS L.P.

             By:  BREA L.L.C., General Partner

                  By:  /s/ Stephen A. Schwarzman
                       -------------------------
                       Name:  Stephen A. Schwarzman
                       Title:  Member


             BLACKSTONE REAL ESTATE ASSOCIATES L.P.

             By:  BREA L.L.C., General Partner

                  By:  /s/ Stephen A. Schwarzman
                       -------------------------
                       Name:  Stephen A. Schwarzman
                       Title:  Member

             BLACKSTONE REAL ESTATE ASSOCIATES II L.P.

             By: Blackstone Real Estate Management Associates II L.P., General Partner

                  By:  BREA II L.L.C., General Partner

                       By:  /s/ Stephen A. Schwarzman
                            -------------------------
                            Name:  Stephen A. Schwarzman
                            Title:  Member

             BLACKSTONE REAL ESTATE MANAGEMENT ASSOCIATES II L.P.

             By:  BREA II L.L.C., General Partner

                  By:  /s/ Stephen A. Schwarzman
                       -------------------------
                       Name:  Stephen A. Schwarzman
                       Title: Member

             BREA L.L.C.

             By:  /s/ Stephen A. Schwarzman
                  -------------------------
                  Name:  Stephen A. Schwarzman
                  Title:  Member

             BREA II L.L.C.

             By:  /s/ Stephen A. Schwarzman
                  -------------------------
                  Name:  Stephen A. Schwarzman
                  Title: Member


             /s/ Stephen A. Schwarzman
             -------------------------
             Stephen A. Schwarzman


             /s/ Peter G. Peterson
             -------------------------
             Peter G. Peterson

             /s/ John G. Schreiber
             -------------------------
             John G. Schreiber


             /s/ John Ceriale
             -------------------------
             John Ceriale

             CR/RE L.L.C.

             By:  /s/ John Ceriale
                  -------------------
                  Name:  John Ceriale
                  Title:  Member

             BRE LOGAN HOTEL INC.

             By:  /s/ William J. Stein
                  -------------------
                  Name:  William J. Stein
                  Title:  Vice President

             RTZ MANAGEMENT CORP.

             By:  /s/ William J. Stein
                  -------------------
                  Name:  William J. Stein
                  Title:  Vice President

             BRE/CERIALE L.L.C.

             By:  /s/ William J. Stein
                  -------------------
                  Name:  William J. Stein
                  Title:  Vice President

             BRE/CAMBRIDGE L.L.C.

             By:  /s/ William J. Stein
                  -------------------
                  Name:  William J. Stein
                  Title:  Vice President